                                                                      EXHIBIT 11

USDATA CORPORATION

COMPUTATION OF INCOME PER COMMON SHARE
(in thousands, except  income per common share data)

                                                Three Months Ended
                                                      March 31,
                                          ---------------------------------
                                              1996               1995
                                          ---------------   ---------------

Net income                                $           375   $           586
                                          ===============   ===============

Average common shares outstanding                  10,961             7,644

Average common share equivalents                    1,463               799
                                          ---------------   ---------------

Average number of common shares and
common share equivalents outstanding               12,424             8,443
                                          ===============   ===============

Income per common share                   $          0.03   $          0.07
                                          ===============   ===============